AGREEMENT AND RELEASE

CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND RELEASE.

BY SIGNING THIS AGREEMENT AND RELEASE, YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

This is an agreement and release (the ‘‘Agreement’’) between TeamStaff, Inc., its stockholders (solely in their capacity as stockholders TeamStaff, Inc.), subsidiaries, affiliates, divisions, successors and assigns, their respective past and present officers, directors, employees, agents, attorneys, whether as individuals or in their official capacity, and each of their respective successors and assigns (hereinafter collectively referred to as ‘‘TSTF’’ or the ‘‘Company’’) and by his own free will, James D. Houston (‘‘Houston’’ or ‘‘Employee’’). As used herein, the term ‘‘Execution Date’’ shall mean the later of the two dates on which this agreement has been executed by Employee and TSTF, as specified on the signature page of this agreement.

WHEREAS, Houston has been an employee of TSTF, and

WHEREAS, Houston has been employed pursuant to a written letter agreement dated as of February 14, 2007 (the ‘‘Employment Agreement’’); and

WHEREAS, the Employment Agreement incorporates the terms of a certain severance agreement dated October 11, 2005 (the ‘‘Severance Agreement’’) and Executive’s Change in Control Agreement dated October 31, 2006 (the ‘‘Change Agreement’’); and

WHEREAS, Employee and TSTF each desire an amicable cessation of the employment relationship,

NOW, THEREFORE, in consideration of the covenants and promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, Employee and TSTF (who hereinafter collectively may be referred to as the ‘‘Parties’’) hereby agree as follows:

1.	Employee acknowledges and agrees that:

a.	TSTF has served Employee with a valid and timely notice of termination;

b.	effective the close of business April 30, 2007, Employee’s employment and the Employment Agreement terminated (the ‘‘Termination Date’’), and except as otherwise stated, all terms of the Employment Agreement, Severance Agreement and Control Agreement shall be deemed superseded by this Agreement.

2.     In consideration for Employee’s execution of this Agreement, and for the release of claims against TSTF, the Company will give Employee the following:

a.	Solely for the purpose of determining the benefits under the Severance Agreement, the termination of Employee’s Employment shall be deemed a termination without cause.

b.	Employee shall receive and be paid, in accordance with the terms and conditions of the Employment Agreement, the sum of (i) Two Hundred Twenty Thousand dollars ($220,000) representing one year of Base Salary; and (ii) Eighty-Nine Thousand Twenty-Four dollars representing a pro rata bonus for 2007. The Base Salary shall be paid on the date hereof provided Employee has complied with paragraph 18 below. The Pro Rata Bonus will be payable on August 1, 2007.

c.	All unvested stock options, restricted stock awards and all other incentive awards shall be cancelled and all of such awards which shall have vested as of the Termination Date shall be exercisable according to the terms of such awards for an employee terminated without cause.

3.	Benefits:

a.	Employee standard health benefits will continue until March 31, 2008 as provided in the Employment Agreement, and except as otherwise expressly provided in this Agreement, Employee will not be entitled to receive any other benefits after the Termination Date. TSTF shall be responsible for providing equivalent health benefits or paying all ‘‘COBRA’’ charges through March 31, 2008.

b.	To the extent Employee has unreimbursed business expenses, incurred through the Termination Date, Employee must immediately submit the expenses with all appropriate documentation; those expenses which meet the Company’s guidelines will be reimbursed. Any expense account that Employee has with the Company terminates effective on the Termination Date, and any expenses already incurred will be reviewed and processed in accordance with the policies and procedures of the Company. No new expenses may be incurred after the Termination Date. Employee agrees to promptly pay any outstanding balance on these accounts that represent non-reimbursable expenses.

4.     Employee understands that this Agreement does not constitute an admission by the Company of any liability, error or omission, including without limitation, any: (a) violation of any statute, law, or regulation; (b) breach of contract, actual or implied; or (c) commission of any tort.

5.     Employee acknowledges that the consideration provided in this Agreement exceed that to which Employee would otherwise be entitled under the normal operation of any benefit plan, policy or procedure of the Company or under any previous agreement (written or oral) between Employee and the Company. Employee further acknowledges that the agreement by TSTF to provide consideration pursuant to this Agreement beyond Employee’s entitlement is conditioned upon Employee’s release of all claims against TSTF and Employee’s compliance with all the terms and conditions of this Agreement.

6.     The Parties agree that, except as provided for herein, there shall be no other payments or benefits payable to Employee, including but not limited to, salary, bonuses, commissions, finder’s fees and/or other payments.

7.    Arbitration:

a.	The Parties specifically and knowingly and voluntarily agree to arbitrate any controversy, dispute or claim which has arisen or should arise in connection with Employee’s employment, the cessation of Employee’s employment, or in any way related to the terms of this Agreement. The Parties agree to arbitrate any and all such controversies, disputes, and claims before a single arbitrator in the State of New Jersey in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney-at-law experienced in the field of corporate law and admitted to practice in the State of New Jersey. In the course of any arbitration pursuant to this Agreement, Employee and the Company agree (i) to request that a written award be issued by the arbitrator and (ii) that each side is entitled to receive any and all relief it would be entitled to receive in a court proceeding. The Parties knowingly and voluntarily agree to enter into this arbitration clause and, except for claims contemplated in paragraphs 9 and 10 below, waive any rights that might otherwise exist to request a jury trial or other court proceeding. This paragraph is intended to be both a post-dispute and pre-dispute arbitration clause. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

b.	The Parties’ agreement to arbitrate disputes includes, but is not limited to, any claims of unlawful discrimination and/or unlawful harassment under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act 1967, as amended, the Americans with Disabilities Act, the New Jersey and New York Civil Rights Laws, the New Jersey Law Against Discrimination, the New York Executive Law, the New York City Human Rights Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, or any other federal, state or local law relating to discrimination in employment and any claims relating to wage and hour claims and any other statutory or common law claims.

8.     Employee and TSTF agree that the terms and existence of this Agreement are and shall remain confidential and agrees not to disclose any terms or provisions of this Agreement, or to talk or write about the negotiation, execution or implementation of this Agreement, without the prior written consent of the other, except (a) as required by law; (b) as required by regulatory authorities; (c) as required within TSTF to process this Agreement; or (d) in connection with any arbitration or litigation arising out of this

Agreement. Anything herein to the contrary notwithstanding, Employee may disclose the terms of this Agreement to Employee’s immediate family, accountant or attorney, provided they are made aware of and agree to the confidentiality provisions.

9.     Employee further acknowledges and agrees that any non-public and/or proprietary information of the Company and/or its customers disclosed to or prepared by Employee during Employee’s employment remains confidential and may not be used and/or disclosed by Employee hereafter without the prior written consent of TSTF. Employee further agrees that the provisions of Article II of the Severance Agreement (‘‘Non-Disclosure’’) shall remain in full force and effect.

Solely for the purpose of determining the applicability of the Restrictive Covenants in Article III of the Severance Agreement (‘‘Restrictive Covenant’’), Employee shall be deemed to have voluntarily terminated his employment as of the Termination Date, and Employee hereby agrees that all of the provisions of Article III, as modified by this paragraph, shall remain in full force and effect for a period of twelve months commencing on the Termination Date. The Further, in addition to the provisions of Article III, Employee also agrees that in consideration for the payments and other consideration provided in this Agreement, Employee will not, during the period commencing on the Execution Date and for as long as Employee is receiving payments under this Agreement, either directly or indirectly, (a) solicit any person who is employed by TSTF (or who was employed by TSTF within ninety (90) days of the Termination Date) to: (i) terminate his employment with TSTF; (ii) accept employment with anyone other than TSTF, or (iii) in any manner interfere with the business of TSTF. The payments to be made hereunder on conditioned on full compliance with this paragraph 10. The existence of any claim or demand by Employee against the Company, whether based upon this Agreement or otherwise, shall not constitute a defense to the Company’s enforcement of the covenants contained in Paragraphs Nos. 9 and 10 of this Agreement.

11.    Employee shall not make any negative or derogatory statements in verbal, written, electronic or any other form about the Company, or its officers, employees and directors including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet.     Nothing contained in this paragraph shall be construed as requiring the Employee to provide untruthful sworn testimony in any legal proceeding.

12.    Litigation

a.	The payments to be made hereunder on conditioned on the full cooperation by Employee with the Company in the prosecution or defense, as the case may be, of any and all actions, governmental inquiries or other legal or regulatory proceedings in which Employee’s assistance may be reasonably requested by the Company. Reasonable expenses arising from the cooperation will be reimbursed within the Company’s guidelines. Consistent with the Certificate of Incorporation of TSTF, and the Company’s Amended and Restated By-Laws, TSTF will hold harmless and indemnify Employee from and against any expenses (including attorneys’ reasonable fees), judgments, fines and amounts paid in settlement arising from any claim, suit or other action against Employee by any third party, on account of any action or inaction by Employee taken or omitted to be taken by Employee on behalf of TSTF during the course of his employment, up to his date of termination, provided that such action or inaction by Employee was within the scope of Employee’s employment and consistent with the Company’s policies and procedures.

b.	Promptly after receipt by Employee under this paragraph 12 of notice of the commencement of any action, suit or proceeding, Employee shall notify TSTF in writing of the commencement thereof (but the failure so to notify shall not relieve TSTF from any liability which it may have under this paragraph except to the extent that it has been prejudiced in any material respect by such failure or from any liability which it may have otherwise). In case any such action is brought against Employee, and Employee notifies TSTF of the commencement thereof, TSTF will be entitled to participate therein, and to the extent it may elect by written notice delivered to the Employee promptly after receiving the aforesaid notice from Employee, TSTF may assume the defense thereof with counsel reasonably satisfactory to such Employee. Notwithstanding the foregoing, Employee shall have the right to employ his own counsel in any such case but the fees and expenses of such counsel shall be at the expense of Employee unless (i) the employment of such counsel shall have been authorized in writing by the TSTF in connection with the defense of such action at the expense of TSTF, or (ii) Employee shall have reasonably concluded that there may be defenses available to him that are different from or additional to those available to TSTF (in which case TSTF shall not have the right to direct the defense of such action on behalf of Employee), in any of which events such fees and expenses of one additional counsel shall be borne by TSTF. Anything in this paragraph to the contrary notwithstanding, neither Employee or TSTF shall be liable for any settlement of any claim or action effected without its written consent;provided however, that such consent was not unreasonably withheld.

c.	As the result of a grand jury subpoena issued to RS Staffing Services, Inc., the Company and the Employee are aware of an on-going government investigation of violation of possible federal laws concerning procurement at the Veterans Administration. Consistent with the provisions of this paragraph 12, the Company will provide the Employee with counsel in connection with the investigation. The Employee shall cooperate with the Company with respect to the investigation and shall immediately notify the Company if contacted by any third party in connection with it. Given the Employee’s role as General Counsel for the Company, and the privileged nature of the Employee’s communications with the Company, the Employee agrees not to communicate with any third party concerning the investigation without the Company’s counsel present.

d.	Employee acknowledges that he has advised the Company completely and candidly of all facts of which he is aware that may give rise to legal matters. The Company is not aware of any claims or any facts giving rise to a claim against the Employee by the Company.

13.    You agree to cause all requests for references to be forwarded in writing to the Company, attention: Office of the President. The Company will state in response to such inquiries your dates of employment and positions held. The Company shall not be responsible for responses to reference requests sought or obtained other than under the procedures set forth in this paragraph.

14.    Employee realizes there are many laws and regulations prohibiting employment discrimination, or otherwise regulating employment or claims related to employment pursuant to which Employee may have rights or claims. These include but are not limited to Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990; the Pregnancy Discrimination Act; the National Labor Relations Act, as amended; 42 U.S.C 1981; the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act; the New York State and City Human Rights Laws; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, Florida Civil Rights Act, and other Federal, State and local human rights, fair employment and other laws. Employee also understands there are other statutes and contract and tort laws which relate to Employee’s employment and/or the termination of Employee’s employment. Employee hereby knowingly and voluntarily agrees to waive and release any rights or claims Employee may have under these and other laws, including, but not limited to, any right to allege retaliation under the Sarbanes-Oxley Act of 2002 or any applicable federal or state False Claims Act statute, but does not intend to, nor is Employee waiving any rights or claims that may arise after the date that this Agreement is signed by Employee. Notwithstanding the foregoing sentence, Employee’s waiver and release shall not extend to (i) any rights, remedies, or claims Employee may have in enforcing the terms of the Agreement; and (ii) any rights Employee may have to receive vested amounts under TSTF’s stock option plans or pension plans.

15.    This Agreement shall be deemed to have been made within the County of Middlesex, State of New Jersey, and shall be interpreted and construed and enforced in accordance with the laws of the State of New Jersey without regard to its conflicts of law provision.

16.    Employee is hereby advised of Employee’s rights to review this Agreement with counsel of Employee’s choice. Employee has had the opportunity to consult with an attorney and/or other advisor of Employee’s choosing before signing the Agreement, and was given a period of twenty-one (21) days to consider the Agreement. Employee is permitted, at his discretion, to return the Agreement prior to the expiration of this 21-day period. Employee acknowledges that in signing this Agreement, Employee has relied only on the promises written in this Agreement, and not on any other promise made by the Company or any other entity or person.

17.    Employee represents that Employee has not filed any complaints, charges or claims against TSTF with any local, State, or Federal agency or court, or with any other forum.

18.    Employee agrees to immediately return any TSTF property no matter where located to TSTF including, but not limited to, TSTF I.D. card, corporate credit card, keys, computer disks, laptop computer and written/electronic material prepared in the course of employment at TSTF. Employee represents and warrants that the only property of TSTF that he is in possession at the present time is an IBM laptop computer and keys. Employee covenants and agrees that if he determines any other TSTF property is in his possession in the future he will promptly notify TSTF and return the property.

19.    If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, Employee and TSTF agree that the court or other appropriate decision-making authority making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. In the event that any court or other appropriate decision-making authority determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall nonetheless survive and be enforced to the fullest extent permitted by law.

20.    Except as otherwise expressly provided herein, this Agreement and Release, together with the General Release constitute the entire agreement between the Parties and supersede any and all prior agreements, whether written or oral. This Agreement may not be modified or changed, except in a written agreement signed by both Parties.

21.    The Agreement may be executed in multiple counterparts, each of which shall be considered an original but all of which shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

I have read this Agreement, and I understand all of its terms. I enter into and sign this Agreement knowingly and voluntarily with full knowledge of what it means. I understand that I have twenty-one (21) days to consider this Agreement and return it toTSTF. I also understand that I have seven (7) days to revoke this Agreement in writing after I sign it. I understand that a revocation will become effective only if I furnish TSTF with written notice, within such seven (7) day period. This Agreement will not become effective or enforceable until TSTF’s receipt back of Employee’s executed Agreement and the expiration of the seven day revocation period.

James D. Houston	Date

TeamStaff, Inc.

By
	Authorized Representative	Date

CONSULT WITH AN ATTORNEY BEFORE SIGNING GENERAL RELEASE. BY SIGNING THIS GENERAL RELEASE, YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

GENERAL RELEASE

James D. Houston understands and, of my own free will, enters into this General Release.

In consideration of the payments, benefits, agreements, and other consideration to be provided by TSTF as described in the Agreement of which this General Release is a part (such agreement, this General Release, together, the ‘‘Agreement’’), for himself and for his heirs, executors, administrators, and their respective successors and assigns (collectively, ‘‘Employee’’), HEREBY RELEASES AND FOREVER DISCHARGES, to the maximum extent permitted by law, TeamStaff, Inc. its stockholders, subsidiaries, affiliates, divisions, successors and assigns, their respective current and former officers, directors, employees, agents, attorneys, whether as individuals or in their official capacity, and each of their respective successors and assigns (hereinafter collectively referred to as ‘‘TSTF’’) of and from all or any manner of actions, causes and causes of action, suits, debts, obligations, damages, complaints, liabilities, losses, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments and expenses (including attorneys’ fees and costs), extents, executions, claims and demands whatsoever at law or in equity (‘‘claims’’), specifically including by way of example but not limitation, Title VII of the Civil Rights Acts of 1964 and 1991, as amended; the Civil Rights Act of 1866; the Employee Retirement Income Security Act of 1974, as amended; the National Labor Relations Act, as amended; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended; the Worker Adjustment and Retraining Notification Act; the Pregnancy Discrimination Act, the Sarbanes-Oxley Act of 2002 or any applicable federal or state False Claims Act statute; and all Federal, State and local statutes, regulations, decisional law and ordinances and all human rights, fair employment, contract and tort laws relating in any way to Employee’s employment with TSTF and/or the termination thereof including, again by way of example but without limitation, the New Jersey and New York Civil Rights Laws, the New Jersey Law Against Discrimination, the New York Executive Law, the New York City Human Rights Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the Florida Civil Rights Act, any civil rights or human rights law, as well as all claims for wrongful discharge, breach of contract, personal injury, defamation, mental anguish, injury to health and reputation, sexual, harassment, which Employee ever had, now has, or which Employee hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever arising out of Employee’s employment by TSTF or the termination thereof, provided that this General Release shall not extend to (i) any rights, remedies, or claims Employee may have in enforcing the terms of this Agreement; (ii) any rights Employee may have to receive vested amounts under TSTF’s stock option plan, 401-K or pension plans; (iii) Employee’s rights to medical benefit continuation coverage, on a self-pay basis, pursuant to federal law (COBRA); and (iv) claims for indemnification (whether under state law, the Company’s by-laws or otherwise) for acts performed as an officer or director of the Company or any of its affiliates. Employee takes this action filly aware of Employee’s rights arising under the laws of the United States (and any State or local governmental entity thereof) and voluntarily waives and releases all such rights or claims under these or other laws, but does not intend to, nor is Employee waiving any rights or claims that may arise after the date that this Agreement is signed by Employee. The provisions of any laws providing in substance that releases shall not extend to claims which are at the time unknown to or unsuspected by the person executing such release, are hereby waived.

Employee represents that Employee has been advised to and has had an opportunity to consult with an attorney and/or any other advisors of Employee’s choosing before signing this Agreement, and was given a period of twenty-one (21) days to consider this Agreement. Employee is permitted, at his discretion, to return the Agreement prior to the expiration of this 21-day period. Employee has relied only on the promises written in the Agreement, and not on any other promise made by TSTF or any other entity or person.

Employee has seven (7) days to revoke the Agreement after Employee signs it. The Agreement will not become effective or enforceable until TSTF’s receipt back of Employee’s executed Agreement and the expiration of the seven day revocation period.

Employee has read and understood the Agreement and enters into it knowingly and voluntarily.

IN WITNESS WHEREOF, James D. Houston has set his hand this          day of                     , 2007 having had the opportunity to review this with counsel of his or her choice.

James D. Houston	Date